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                                                                      EXHIBIT 99

[LOGO]                                          FOR IMMEDIATE RELEASE
                                                CONTACT: CONWAY G. IVY
                                                SENIOR VICE PRESIDENT, CORPORATE
                                                PLANNING AND DEVELOPMENT
                                                216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, March 10, 2003 - The Sherwin-Williams Company (NYSE: SHW) is updating its expectations for the first quarter and reaffirming its annual expectations for 2003 which were previously announced on February 6, 2003.

Sales for the quarter are expected to be the same as or slightly higher than the first quarter of 2002. The previous expectation for sales in the first quarter had been an increase over last year of approximately 2.5 to 4.5 percent. Severe winter weather over most of the country in February and lower-than-expected sales of product finishes and industrial maintenance products adversely impacted sales results. The lower-than-expected sales is anticipated to result in diluted net income per common share for the first quarter of 2003 in the range of $.20 to $.23 per share. The earlier expectation for the first quarter of 2003 was $.24 to $.27 per share. These amounts compare to diluted net income per common share before the cumulative effect of change in accounting principle of $.23 per share in the first quarter of 2002.

Annual sales for 2003 are expected to be up 3.0 to 5.0 percent over 2002. With annual sales at that level, diluted net income per common share for 2003 is anticipated to be within the range of $2.17 to $2.29 per share. These expectations are the same as those provided on February 6, 2003.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; raw material pricing; unusual weather conditions; and other risks and uncertainties described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.





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